Exhibit 99.1


[CALYPTE BIOMEDICAL CORP LOGO]                         NEWS RELEASE
--------------------------------------------------------------------------------
5000 Hopyard Rd., Suite 480, Pleasanton CA 94588 www.calypte.com

Company Contact:                                   Investor Relations Contact:
Dr. J. Richard George, President and CEO                  Tim Clemensen
(925) 730-7200                                     Rubenstein Public Relations
email:rgeorge@calypte.com                             Phone: (212) 843-9337
                                               Email:tclemensen@rubensteinpr.com

         CALYPTE'S ROCKVILLE, MARYLAND FACILITY RECEIVES QUALITY SYSTEM
                        CERTIFICATION TO ISO 13485:1996

             CORPORATE HEADQUARTERS MOVED TO PLEASANTON, CALIFORNIA

PLEASANTON, CA - JUNE 24, 2004 - CALYPTE BIOMEDICAL CORPORATION (OTCBB: CYPT), a developer, manufacturer and marketer of HIV diagnostic tests, announced today that its Rockville, Maryland manufacturing facility has successfully passed its quality system audit to obtain certification of its quality system to the international standard, ISO 13485:1996. A comprehensive, two-day examination against the requirements of the ISO 13485 standard was conducted by an independent auditor.

The ISO 13485 standard specifically addresses the application of quality system principles to medical device products. Regulatory authorities in several countries around the world such as US FDA, Health Canada, China, the European Union and others base their requirements for good manufacturing practices (GMP) on the ISO quality standards. In Canada, conformance to ISO 13485 is a specific requirement for the maintenance of Calypte's approval for the Cambridge Biotech HIV-1 Western Blot product. Conformance to the ISO standards is also one of the many requirements upon which compliance with the European Union Medical Device and In Vitro Diagnostics Directives and CE Marking rests.

Calypte's Rockville plant holds a biological license approval and PMA approval from the US FDA for the company's HIV-1 Western Blot tests and houses a Biosafety Level 3 laboratory for the production of HIV-1 viral materials. The company is actively transferring the manufacture of its PMA approved HIV-1 Urine EIA test into the Rockville facility.

J. Richard George, Calypte's President and Chief Executive Officer, explained, "This is the first ISO quality inspection of our Rockville facility and we are extremely pleased that GMED has granted Calypte certification to ISO 13485. Our on-going company-wide commitment to quality continues and we believe that obtaining this certification positions us well to maintain our presence in the international diagnostics market and to allow us to expand into areas of the world that utilize the ISO standards as a key regulatory requirement. We believe that we continue to have the systems in place that allow us to produce the high quality products our customers around the world have come to expect."

The Company expects to realize on-going savings of approximately $1 million per year in personnel and occupancy expense as a result of the closure of its previously ISO certified facility in Alameda, California and the transfer of manufacturing operations to the Rockville, Maryland location. As part of this transfer, Calypte has relocated its corporate headquarters to:

    5000 Hopyard Road, Suite 480, Pleasanton, California 94588, 925-730-7200.

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About Calypte Biomedical:

Calypte Biomedical Corporation, headquartered in Pleasanton California, is a public healthcare company dedicated to the development and commercialization of in vitro diagnostic tests, primarily for the detection of antibodies to Human Immunodeficiency Virus (HIV), and other sexually transmitted and infectious diseases. Calypte's currently marketed laboratory-based tests include an enzyme immunoassay (EIA) HIV-1 antibody screening test and an HIV-1 antibody western blot supplemental test, the only two FDA-approved HIV-1 antibody tests for use on urine samples, as well as an FDA-approved serum HIV- 1 antibody western blot supplemental test. Calypte is actively engaged in developing new test products for the rapid detection of HIV and other infectious diseases. Calypte believes that there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in lesser-developed countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other infectious diseases may make important contributions to public health.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB for the year ended December 31, 2003 and its subsequent filings with the SEC.